Exhibit 10.20
AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE
     THIS AMENDMENT made as of the 20th day of September, 2005 by and between PINEWOOD ASSOCIATES, LLC (“Seller”), and ASSET CAPITAL PARTNERS, L.P. (“Purchaser”).
WITNESSETH:
     WHEREAS, Purchaser and Seller are parties to the Agreement of Purchase and Sale dated August 15, 2005, concerning certain property commonly known as Pinewood Plaza, in Hampton, Virginia (the “Purchase Agreement”), and
     WHEREAS, Purchaser and Seller desire to amend the Purchase Agreement as hereinafter provided;
     NOW, THEREFORE, in consideration of the covenants, terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:
1. Terms.
     Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to those terms in the Purchase Agreement.
2. Name of Seller.
     Purchaser and Seller hereby acknowledge that the Purchase Agreement incorrectly designated the name of Seller as “Pinewood Plaza Associates, LLC”, rather than “Pinewood Associates, LLC”. The Purchase Agreement is hereby amended accordingly.
3. Due Diligence Period.
     Purchaser and Seller agree that the Due Diligence Period is hereby extended for a period of one week, so as to expire on Tuesday, September 20, 2005, so as to permit Purchaser to complete the following:
     (a) Purchaser has reviewed and tentatively approved the Title Commitment and an existing survey, with the exception that (i) Purchaser has not as of this date reviewed its current ALTA survey certified to Purchaser, and (ii) there remains one document of record which, to date, has not been provided to Purchaser for its review.

     (b) Purchaser has requested by not yet received and reviewed a letter confirming the zoning classification applicable to the Property and sufficient for the Title Company to issue a Form 3.1 Zoning Endorsement to its Title Policy.
     (c) Lender has not, as of this date, provided its approval of the assumption of the Existing Loan by Purchaser, as contemplated by Paragraph 2.4 of the Purchase Agreement.
     Purchaser acknowledges that is has completed its physical and environmental inspections of the Property, and its review of leases and other financial information concerning the Property, and hereby waives its right to terminate the Purchase Agreement based on those items. Purchaser agrees to use good faith efforts to complete its remaining investigations, inspections and reviews, which are limited to those items set forth in this paragraph at (a), (b) and (c), and to not unreasonably withhold its approval.
4. Additional Deposit.
     Notwithstanding the extension of the Due Diligence Period, Buyer nonetheless agrees to deliver the Additional Deposit of $150,000.00 within 3 business days. However, in the event the Purchase Agreement is terminated prior to the end of the Due Diligence Period, then the entire amount of the Earnest Money shall be returned to Purchaser as contemplated by Paragraph 1.3 of the Purchase Agreement.
5. Binding Effect; Counterparts.
     Except as provided herein, the Purchase Agreement is and remains unmodified and in full force and effect. This Amendment may be executed in any number of counterpart duplicate originals all of which will be deemed to constitute but one document.

     IN WITNESS WHEREOF, this Amendment has been duly executed by Purchaser and Seller hereto effective on the day and year set forth below opposite their respective signatures.

Date:	Seller:

PINEWOOD ASSOCIATES, LLC

	By:	/s/ Thomas Kappler

	Name:	Thomas G. Kappler

	Its:	Managing Member

Purchaser:

ASSET CAPITAL PARTNERS, L.P.

	By:	ACC GP, LLC, its general partner

By:	ASSET CAPITAL CORPORATION, INC.,
its sole member

	By:	/s/ William B. LeBlanc

	Name:	William B. LeBlanc, III

	Its:	President

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